Exhibit 4.21

NOTICE AND CONSENT TO ASSIGNMENT

DATE:	December 28, 2012

TO:	Development Authority of Gordon County

RE:	(1) Loan Agreement, dated December 28, 2012 (the "Loan Agreement"), between Masland Carpets, LLC ("Assignor") and the Development Authority of Gordon County ("Borrower")

(2)    Deed to Secure Debt and Security Agreement, dated December 28, 2012, by Borrower in favor of Assignor

(3)    Assignment and Security Agreement, dated December 28, 2012, between Borrower and Assignor

Please be advised that Assignor has, pursuant to the terms of an Absolute Assignment of Deed to Secure Debt and Security Agreement and Other Loan Documents, dated the date hereof, between Assignor and Lineage PCR, Inc. ("Assignee"), assigned all its rights in and benefits of the above-referenced contracts (the "Contracts"), together with all amounts payable from and after the date hereof under or pursuant to the Contracts and the right to exercise all rights and remedies as are conferred on Assignor by the Contracts, to Assignee.

Please also be advised that Assignor has endorsed Borrower's Taxable Revenue Bond (Masland Carpets, LLC Real Estate Project), Series 2012A (the "Bond") to the order of Assignee.

All payments due under the Bond and the Contracts should be made to Assignee in immediately available U.S. funds via wire into a depository account directed by Assignee, which may be amended from time by time by Assignee upon notice to Borrower of same. Initial wire instructions are as follows:

Account Name:	Milliken & Company

Account Number:	0008-1875

Bank:	Citibank, N.A

Bank Address:	399 Park Avenue, New York, NY 10043

ABA #:	021000089

Payment Details:	Attn: Jan Miles ph. 678-854-5631 for Bigfoot

Assignor hereby acknowledges its obligation pursuant to Section 3(a) of the Loan and Security Agreement, dated this date (the "Credit Agreement"), between Assignor and Borrower, to advance funds directly to the holder of the Bond sufficient in time and amount to enable Borrower to pay principal of and interest on the Bond and all other amounts owed by Borrower pursuant to the Loan Agreement and the other Contracts.

(SIGNATURES BEGIN ON FOLLOWING PAGE]

Please acknowledge your acceptance of the assignment and your agreement, subject to the terms and limitations set forth in the Bond, the Contracts, and the Credit Agreement, to make the payments specified in the Bond and the Contracts to Assignee by executing the enclosed counterpart of this Notice and Consent to Assignment and returning it to us.

MASLAND CARPETS, LLC

By: /s/ Jon A. Faulkner
Jon A. Faulkner, President

[SIGNATURES CONTINUE ON FOLLOWJNG PAGE]

[SIGNATURE PAGE TO NOTICE AND CONSENT TO ASSIGNMENT]

ACKNOWEDGED AND ACCEPTED:

DEVELOPMENT AUTHORITY
OF GORDON COUNTY

By: /s/ Larry Roye
Chairman

ATTEST:

/s/ Ray Towers
Secretary
[SEAL]

[SIGNATURE PAGE TO NOTICE AND CONSENT TO ASSIGNMENT]